Exhibit 12(a)
                                                                   -------------


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 25th day of November, 2005 between Dr. Ogan Gurel ("Executive") and DuraVest, Inc., a Florida corporation ("Company") (Executive and Company are sometimes hereinafter "Party" or "Parties").

                                    RECITALS

     WHEREAS, the Executive and the Company previously entered into an employment agreement dated as of September 1, 2005 (the "Prior Employment Agreement"); and

     WHEREAS, the Executive has successfully completed the initial trial period to the satisfaction of all parties; to wit: the Executive has executed all necessary operations faithfully and promptly, the Executive has outlined a broad vision and mission for the Company, the Executive has substantially updated the Company's website to include, but not limited to, this expanded, enhanced vision, the Executive has successfully managed the relationships with the Company's subsidiary Estracure, the Executive has effectively participated as a Board member of the Company's subsidiary Estracure, the Executive has effectively implemented a comprehensive public relations program advancing the Company's interests, the Executive has successfully led investor meetings in the U.S. and Europe, the Executive has made extensive contacts with potential investors worldwide for the purposes of raising capital for the Company, the Executive has effectively represented the Company in meetings with the press, the Executive has initiated discussions for potential consummation of the reverse takeover of the Company's subsidiary Estracure, the Executive has implemented the initial phases of the Company's acquisition of the BMTS Group, the Executive has faithfully and fully kept the Board of Directors and the controlling shareholders informed of all significant developments and the Executive has successfully presided over a substantial share price increase during the initial trial period, and

     WHEREAS, the Company desires to employ the Executive as its full-time President and Chief Executive Officer to manage the operations of the Company under the supervision of its Board of Directors and to amend and restate the terms of the Prior Employment Agreement with respect to the Full Term Employment contemplated by the Prior Employment Agreement; and

     WHEREAS, the Executive desires to accept this employment on terms and conditions acceptable to the Parties; and

     WHEREAS, the Parties desire to enter into the Agreement to set forth the terms and conditions of the Executive's employment by the Company, both on the initial trial basis and thereafter:

     NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants set out in the Agreement, IT HAS BEEN AND IT HEREBY IS AGREED, as follows:


     1.  Employment and Duties.
         ---------------------

         1.1 Subject to the terms and conditions set forth herein, the Company hereby employs Executive as the Company's President and Chief Executive Officer, and Executive hereby accepts employment with the Company as President and Chief Executive Officer. The Executive shall be the most senior executive officer of the Company and its subsidiaries and shall have full responsibility for managing and supervising the affairs and operations of the Company, subject to the reasonable supervision, direction and control of the Company's Board of Directors. The Board of Directors may assign to Executive such duties for the Company or any controlled affiliate as are consistent with Executive's status as President and Chief Executive Officer. Executive agrees to devote his business time, energies and attention to the business affairs of the Company in an amount not less than five working days (40 hours) per week. In the event Executive is not the Company's President during the term, he will be assigned similar executive-type duties consistent with his position as Chief Executive Officer.

         1.2 The Executive shall be appointed to the Board of Directors for all Company subsidiaries for which it has a controlling stake. This Director position occupied by the Executive shall have full veto powers over all subsidiary board decisions of material significance. These appointments shall become effective no later than 10 days after completion of any acquisition transaction resulting in a controlling interest (greater than 50.01%) in the subsidiary.

         1.3 The Executive may conduct other non-Company business for himself and other persons and entities, including without limitation Aesis Research Group, LLC, whether as an owner, employee, director, consultant or otherwise provided these activities do not materially interfere or compete with the Company's business or operations or with the Confidentiality and Non-Compete terms outlined in Sections 4 and 5 respectively.


     2.  Compensation and Benefits.
         -------------------------

         2.1 The Company shall pay the Executive a monthly salary at the rate of $21,666.67 per month, payable in substantially equal semi-monthly installments. The salary shall be subject to withholding taxes and other normal payroll deductions. The Company may increase (but not decrease) the salary rate or make additional payments to the Executives, i.e., bonuses, as directed by its Board of Directors.

         2.2 The Company will reimburse the Executive for 1/2 his reasonable legal fees incurred in connection with the entry into this Agreement.



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



         2.3 In recognition of the successful completion of the initial trial period and consonant with verbal discussions between the Executive and the controlling shareholder, the Company shall pay the Executive a one-time bonus of $20,000 payable on December 1st, 2005.

         2.4 In order to additional align incentives with the Company's strategic plan, the Executive will earn additional bonuses if the following conditions are met:

               i. a one-time bonus of $10,000 payable upon successful completion of the Estracure reverse takeover - namely achievement of 100% control of the Company's Estracure subsidiary.

               ii. a one-time bonus of $20,000 (in addition to the bonus outlined in 2.4.i) payable if and only if the terms of the Estracure reverse takeover as negotiated by the Executive result in a less than 15% aggregate ownership stake on the part of the minority Estracure shareholders in total outstanding Duravest shares.

               iii. a one-time bonus of $30,000 (in addition to the bonus terms outlined in 2.4.i and 2.4.ii) payable if the terms of the Estracure reverse takeover result in a less than 10% aggregate ownership stake on the part of the minority Estracure shareholders in total outstanding Duravest shares.

               iv. a one-time bonus of $10,000 payable upon successful completion of the Company's tender offer for the planned BMTS Group subsidiary.

               v. A one-time bonus of $20,000 payable upon enrollment of the first patient in the Company's Phase II/Phase III European trial utilizing the Estracure 17-beta-estradiol stent.

         2.5 The bonus terms outlined in section 2.4 do not exclude any other future bonus terms that may be negotiable as circumstances warrant.

         2.6 Executive shall be entitled to such health and medical insurance (including family coverage) which is no less favorable than generally afforded to other corporate officers of the Company, subject to applicable waiting periods and other conditions. Executive shall be entitled to paid vacation in each employment year of 4 weeks per year. Vacation granted but not used in any calendar year shall be forfeited at the end of such calendar year and may not be carried over to any subsequent calendar year except to the extent of one week of carry over vacation per year.

         2.7 The Company will pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses approved in accordance with Company's customary policies and procedures. The Company will furnish the Executive with a corporate credit card for payment of expenses.

         2.8 The Company agrees to use its best efforts and due diligence to procure and provide the Executive and its other officers and directors with Directors and Officers Liability Insurance coverage in an amount not less than $5 million as originally provided for in the interim employment agreement and stipulated to continue upon full-time employment.

    3.   Term and Termination.
         --------------------

         3.1 Unless sooner terminated or extended as herein provided, the term of this Agreement shall commence as of December 1, 2005 (the "Effective Date") and shall terminate on the date that is two years thereafter (the "Employment Term" or "Term"). The Term of the Agreement will automatically renew for an additional one year Term unless one of the Parties services a notice of termination upon the other party at least 90 days prior to the end of the Term or any extended Term year thereafter.

         3.2 If Executive dies during the Term of this Agreement, this Agreement shall thereupon terminate and the Company shall have no further liability to Executive, his heirs, personal representatives, successors or assigns under this Agreement, other than the Company shall pay to Executive's estate any accrued but unpaid salary and bonus and reimbursement for reasonable business expenses incurred prior to the date of termination, and Executive's estate or heirs shall be entitled to exercise all then vested options granted to Executive for the remainder of their terms.

         3.3 The Company, by notice to Executive, may terminate this Agreement if Executive shall fail because of illness, disability or incapacity to render, for three consecutive months, or for 90 days during any 12 month period, services of the character contemplated by this Agreement. Upon termination in accordance with this paragraph 3.3, the Company shall have no further liability to Executive under this Agreement, other than for accrued but unpaid salary and bonus and reimbursement for reasonable business expenses incurred prior to the date of termination, and Executive shall be entitled to exercise all then vested options granted to Executive for the remainder of their terms. Notwithstanding such termination, the provisions of paragraphs 4, 5 and 6 shall survive.

         3.4 The Company, by notice to Executive, may terminate this Agreement for cause. As used herein, "cause" shall include, but not be limited to: (a) the willful and repeated refusal or failure by Executive to carry out lawful directions of the Board of Directors which are of a material nature and consistent with his status as President and Chief Executive Officer or the willful and repeated refusal or failure by Executive to perform a material part of Executive's duties hereunder; (b) common law fraud or dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates, or with any customer or business contact of the Company or any of its subsidiaries or affiliates, in each case which has a material and demonstrably negative effect on the Company ("dishonest" for these purposes shall mean Executive's knowingly or recklessly making of a material misstatement or omission); (c) the indictment of Executive for or his plea of nolo contendere to (x) any felony or (y) a misdemeanor (excluding a petty misdemeanor) involving financial impropriety or moral turpitude; or (d) any willful and material violation of any covenants or restrictions contained in paragraphs 4 and 5. No conduct shall be deemed willful if it was taken or omitted to be taken with a good faith belief that such conduct was in the best interests of the Company. Notwithstanding the foregoing, no "cause" for termination shall be deemed to exist with respect to Executive's acts described in clauses (a), (b) or (d) unless the Company shall have given written notice to Executive specifying the "cause" with reasonable particularity and, within 30 days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such "cause;" provided, however, that a breach of any provision of clauses (a),
(b) or (d) above, involving the same or substantially similar actions or conduct for which the Company previously gave notice of termination and with respect to which, Executive satisfactorily cured, shall be grounds for termination for cause without any additional notice from the Company. Upon termination for cause, the Company shall have no further liability to Executive under this Agreement, other than for accrued but unpaid salary and reimbursement for reasonable business expenses incurred prior to the date of termination. Notwithstanding such termination, the provisions of paragraphs 4, 5 and 6 shall survive.

         3.5 The Executive by notice to the Company may terminate this Agreement if the Company materially breaches any of the provisions of this Agreement (a "Good Reason" termination). Notwithstanding the foregoing, the Executive shall not have grounds for termination for Good Reason unless Executive shall have given written notice to the Company specifying the breach with reasonable particularity and, within 30 days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such breach, provided, however, that a breach by the Company involving the same or substantially similar actions or conduct for which the Executive previously gave notice of termination and with respect to which, the Company satisfactorily cured, shall be grounds for termination for Good Reason without any additional notice from the Executive. In the event Executive terminates this Agreement as a result of the Company's breach and failure to cure such breach as provided in this paragraph 3.5, or the Company's termination of the Executive's Employment without cause on the part of the Executive, the Company shall to pay to Executive (i) any unpaid salary and bonus through the effective date of termination specified in such notice; (ii) Executive's base Salary in the manner set forth in paragraph 2.1 hereof until the date that is one year following the effective date of termination; and (iii) reimbursement for reasonable business expenses incurred prior to the date of termination. In addition, (i) all options granted to the Executive shall immediately vest in full and remain exercisable for the remainder of their terms and (ii) the Executive shall be entitled to continued coverage under all health and medical plans at the Company's expense for such severance period. Except for the payments and benefits provided to Executive in accordance with the two immediately preceding sentences, the Company shall have no further liability to Executive under this Agreement. The

Executive shall have no obligation to mitigate such severance by seeking alternative employment and the Company shall have no right of offset against such severance.


     4.  Protection of Confidential Information.
         --------------------------------------

         4.1  Executive acknowledges that:

              (a) As a result of his employment with the Company, Executive will obtain proprietary secret and confidential information concerning the business of the Company and/or its subsidiaries and affiliates (referred to collectively in this paragraph 4 as the "Company"), including, without limitation, medical research, financial information, designs and other proprietary rights, trade secrets, trade practices, methods of operation, sales, promotion, marketing, technology and know-how, whether coming to the knowledge of Executive prior to, on or after the date hereof ("Confidential Information"). Confidential Information does not include Executive's knowledge, generally, of the sale, marketing and promotion of products and services similar to the products and services of the Company existing as of the date of execution and delivery of this Agreement obtained by Executive from prior sources and experiences.

              (b) The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or communicate, publish, disclose, divulge, use or authorize anyone else to communicate, publish, disclose, divulge or use, any Confidential Information.

              (c) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

         4.2 Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, communicate, publish, disclose, divulge, use or authorize anyone else to communicate, publish, divulge or use, any Confidential Information obtained or learned by him as a result of his employment with, or prior retention by, the Company, except: (i) in the course of performing his duties hereunder; (ii) with the Company's express written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive's breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than three business days after learning of such subpoena, court order, or other government process, shall, if legally permissible, notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company's expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company, at the Company's expense, to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.



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



         4.3 Upon termination of his employment with the Company, Executive will promptly deliver to the Company all contracts, customer lists, memoranda, notes, records, reports, manuals, drawings and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, subject to Executive's obligations under this paragraph 4, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his personal financial relationship (both past and future) with the Company.

         4.4 The provisions of this paragraph 4 shall survive the termination of this Agreement for any reason.

     5.  Non-Compete/Non-Solicitation.
         ----------------------------

         5.1 Executive agrees that, except as otherwise approved in writing by the Company, Executive shall not, individually or jointly with others, either directly or indirectly, for himself, or through, on behalf of or in conjunction with any person, persons, partnership, corporation or other entity, during the Term of this Agreement and for the Restriction Period (as hereinafter defined), anywhere the Company is then actively engaged in business; and the Executive will not:

              (i) establish, operate, organize, own, engage in or otherwise participate in or carry on any Competitive Business; become associated with or financially interested in any Competitive Business in any manner; or provide management or consulting services to any Competitive Business;

              (ii) contact, solicit, attempt to contact or solicit, or communicate with in any manner regardless of the party that initiates such communications, any customer of the Company for the purpose of selling, marketing or promoting any products or services competitive with those offered by the Company, or with the purpose of, or having the effect of, causing such Person to not to do business with the Company or terminate their business relationship with the Company; or enter into any type of a business relationship with a customer of the Company involving any products or services competitive with those offered by the Company; or

              (iii) contact, solicit, attempt to contact or solicit, or communicate with in any manner regardless of the party that initiates such communications, any person employed by Company for the purpose, or with the intent of, or having the effect of, enticing him away from the employ of Company for any reason; or employ, retain or contract with in any manner, for any purpose, any person employed by Company.



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


         5.2  For purposes of this Agreement,

              "Competitive Business" shall mean any business similar to and competitive with the business engaged in by the Company at the time of the termination of this Agreement or Executive's employment with the Company.

              "Restriction Period" shall mean a continuous uninterrupted period of one year commencing upon the expiration of this Agreement or termination of the Executive's employment with the Company for any reason other than the non-renewal of this Agreement by the Company, the expiration of this Agreement by reason of the passage of time, the termination of the Executive without cause, or the Executive's termination of this Agreement for Good Reason.

         5.3 Notwithstanding the foregoing, it shall not be a violation of this paragraph 5 for the Executive to own a five percent or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission.

     6.  Reasonableness of Restrictions, Reformation; Enforcement.
         --------------------------------------------------------

         The parties hereto recognize and acknowledge that the geographical and time limitations contained in paragraph 5 hereof are reasonable and properly required for the adequate protection of the Company's interests. It is agreed by the parties hereto that if any portion of the restrictions contained in paragraph 5 are held to be unreasonable, arbitrary, or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area that is determined to be reasonable, non-arbitrary, and not against public policy may be enforced against Executive. If Executive shall violate any of the covenants contained herein and if any court action is instituted by the Company to prevent or enjoin such violation, then the period of time during which the Executive's business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the Executive's breach of the terms or covenants contained in this Agreement and the date on which such breach ends.

     7.  Stock Options.
         -------------

         7.1 As matter of fact, the Executive as per the terms of the Interim Employment agreement has already been issued and granted an "Initial Stock Option" to purchase 250,000 shares of the Company's Stock.

         7.2 Upon execution of this Agreement the Company will issue and grant to the Executive an "Additional Stock Option" to purchase up to 750,000 additional shares of the Company's Common Stock.



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



         7.3 The Additional Stock Option shall: (i) be for a term ending November 30, 2015; (ii) have an exercise price of equal to the mean of the closing bid and ask prices of the Common Stock on November 25th, 2005; (iii) become exercisable in whole or in part and from time to time, at the Executive's option, commencing on December 1, 2007; (iv) vest in full and become non-cancelable on December 1, 2007 unless the Executive has been previously terminated for cause or resigned without Good Reason; (v) if the Executive ceases to be President and Chief Executive Officer of the Company before November 30, 2007 by virtue of the Executive's termination for cause or the Executive's resignation without Good Reason, the Additional Stock Option shall be cancelable as to 250,000 shares of the 750,000 shares; (vi) contain a right on the part of the Executive to piggy-back and include shares acquired upon exercise of the Additional Stock Option in any Registration Statement filed by the Company under the Securities Act of 1933; (vii) contain cashless exercise and net exercise provisions and (viii) contain such other conditions and terms as customary and normal for such options as agreed upon by the Parties. All options hereunder shall be subject to accelerated vesting and continued exercisability in the event of the Executive's termination without cause or for Good Reason.

     8.  Miscellaneous Provisions.
         ------------------------

         8.1 All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when delivered by reputable overnight courier (such as FedEx) by first class mail, postage prepaid, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section. All notices shall be deemed to have been given upon actual receipt or upon refusal to accept delivery.

         If to Executive:

              Dr. Ogan Gurel
              1151 W. Eddy Street, Unit I
              Chicago, IL  60657

         With a copy to:

              Mason H. Drake
              Wollmuth Maher & Deutsch LLP
              11 S. LaSalle Street, 5th floor
              Chicago, IL 60603
              Fax:  (312) 604-7863



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


         If to the Company:

              DuraVest, Inc.
              37 Prince Arthur Avenue
              Suite 300
              Toronto, Ontario
              Canada M5R 1B2

         With a copy to:

              Francois Senecal
              Bovin, O'Neil, S.E.N.C.
              2000 Rue Mansfield, #700
              Montreal, Quebec
              Canada H3A 224

         8.2 This Agreement sets forth the entire agreement of the Parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

         8.3 All questions with respect to the construction of this Agreement, and the rights and obligations of the Parties hereunder, shall be determined in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely in Florida. The parties hereby submit to the non-exclusive jurisdiction of the state and federal courts sitting in Chicago, Illinois.

         8.4 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive's heirs and legal representatives.

         8.5 Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

         8.6 In the event a Party to this Agreement seeks to enforce any of its rights hereunder in a court of competent jurisdiction, the prevailing Party shall be entitled to recover from the other Party, in addition to the relief awarded to the prevailing Party in or by judgment, all court costs, reasonable investigation expenses, and reasonable attorneys' fees, including appellate proceedings and proceedings in bankruptcy, incurred by the prevailing Party in such action.

         8.7 The Company shall indemnify and hold harmless the Executive (including by advancing reasonable legal fees as incurred) against any and all damages, losses and claims suffered by the Executive arising out of the performance by the Executive of his duties as an officer or director hereunder.




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



     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                                          EXECUTIVE

                                          /s/ Ogan Gurel
                                          --------------------------------------
                                          Ogan Gurel, MD MPhil


                                          DURAVEST, INC.


                                          By: /s/ Friedrich-Wilhelm Goebel
                                              ----------------------------------
                                              Friedrich-Wilhelm Goebel, Director
























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